Helix Fund I, LLC Consolidated Financial Statements December 31, 2018

Helix Fund I, LLC Index Page Consolidated Financial Statements Consolidated Balance Sheet 2 Consolidated Statement of Operations 3 Consolidated Statement of Members' Equity 4 Consolidated Statement of Cash Flows 5 Notes to Consolidated Financial Statements 6 1

Helix Fund I, LLC Consolidated Balance Sheet December 31, 2018 (unaudited) Assets 2018 Current Assets Cash $ 624,854 Accounts receivable 46,921 Unbilled receivable 214,836 Prepaid expenses 80,422 Total current assets 967,033 Property and equipment, net 28,361,417 Total assets $ 29,328,450 Liabilities and Members' Equity Current liabilities Accounts payable $ 25,000 Accrued expenses 598,948 Total current liabilities 623,948 Equity Members' equity 28,704,502 Total liabilities and members' equity $ 29,328,450 See Notes to Consolidated Financial Statements. 2

Helix Fund I, LLC Consolidated Statement of Operations Year Ended December 31, 2018 (unaudited) 2018 Revenue from power purchase agreements $ 1,515,183 Revenue from production incentives 70,866 Revenue from the sale of renewable energy certificates 816,108 Other revenue 42,195 Total revenue 2,444,352 Operating expenses Depreciation 1,179,759 Professional fees 211,300 Operations and maintenance fees 193,400 Insurance 92,599 Management fees 32,029 Miscellaneous expenses 4,934 Property and other taxes 850 Total operating expenses 1,714,871 Operating income 729,481 Other expenses Interest expense - Net income $ 729,481 See Notes to Consolidated Financial Statements. 3

Helix Fund I, LLC Consolidated Statement of Members' Equity Year Ended December 31, 2018 (unaudited) 2018 Members' equity Balance, December 31, 2017 $ 27,774,444 Net income 729,481 Contributions from members 2,423,010 Distributions to members (1,708,966) Distributions payable (513,467) Balance, December 31, 2018 $ 28,704,502 See Notes to Consolidated Financial Statements. 4

Helix Fund I, LLC Consolidated Statement of Cash Flows Year Ended December 31, 2018 (unaudited) 2018 Cash flows from operating activities Net income $ 729,481 Reconciliation of net income to net cash provided by operating activites: Depreciation 1,179,759 Changes in operating assets and liabilities: Accounts receivable (12,635) Unbilled receivable 329,434 Prepaid expenses (47,280) Accounts payable and accrued expenses 86,674 Net cash provided by operating activities 2,265,433 Cash flows used in investing activities: Purchases of property and equipment (2,423,010) Net cash used in investing activities (2,423,010) Cash flows from financing activities: Contributions from members 2,423,010 Distributions to members (1,708,966) Net cash provided by financing activities 714,044 Net change in cash 556,467 Cash at beginning of period 68,387 Cash at end of period $ 624,854 Supplemental information: Cash paid for interest $ - Supplemental noncash investing and financing transactions: Accrued distributions to members $ 513,467 See Notes to Consolidated Financial Statements. 5

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2018 (unaudited) Note 1 - Organization and nature of operations Helix Fund I, LLC (”Helix Fund”) was formed on December 2, 2016 as a Delaware limited liability company. On December 5, 2016, the Class A Member and HA Helix LLC (“Class B Member”) entered into a Limited Liability Company Agreement (the “LLC Agreement”) to own one hundred percent (100%) of the Class A Interests and one hundred percent (100%) of the Class B Interests, respectively. On December 5, 2016, the Company, together with Class A Member, Class B Member, SunPower Helix I, LLC (“Seller”), SunPower Capital Services, LLC, and SunPower Corporation, Systems (“Contractor”), entered into a Purchase and Contribution Agreement (“PCA”), to acquire from Seller one hundred percent (100%) of the equity interests of certain limited liability companies (each, a “ProjectCo” and collectively with the Helix Fund, the “Company”) that own and operate one or more photovoltaic solar energy generating systems (each, a “System” and collectively, “Systems”). The purchase of the ProjectCos was funded through contributions from the Members. On March 10, 2017, the PCA was amended and restated for the Members’ contributions to Helix Fund to fund the acquisition of Helix Project I, LLC, Northstar Macys Nevada, LLC, Northstar Macys East Coast 2016, LLC and Northstar Macys Illinois, LLC and inclusion of closing deliverables and conditions precedent with their respective ProjectCos. On December 20, 2017, the LLC Agreement was amended and restated to admit SunPower Capital Services, LLC (“Class C Member”). The Class C Member was admitted to conduct administrative activities for the Company. No contributions were required as part of the agreement. On April 26, 2018, the PCA was amended and restated for the Members’ contributions to Helix Fund to fund the acquisition of Helix Project III, LLC and inclusion of closing deliverables and conditions precedent with Helix Project III, LLC (a “ProjectCo”). As of December 31, 2018, Helix Fund has purchased seven ProjectCos and 19 Systems (see Note 3). Note 2 - Summary of Significant Accounting Policies Basis of accounting The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Principles of consolidation The consolidated financial statements include the accounts of Helix Fund I, LLC and its wholly owned subsidiaries, Northstar Macys US West 2016, LLC; Northstar Macys Colorado, LLC; Northstar Macys Nevada, LLC; Northstar Macys East Coast 2016, LLC; Northstar Macys Illinois, LLC; Helix Project I, LLC; and Helix Project III, LLC. All intercompany transactions and balances have been eliminated in consolidation. Use of estimates The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates include, among others, the estimates for future cash flow, fair value, and estimated useful life and salvage value of the systems. Actual results could materially differ from those estimates. 6

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2018 (unaudited) Accounts receivable Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company assesses whether an allowance for doubtful accounts is needed for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers the aging profile of outstanding receivables, and existing industry and other economic data. There is no allowance for doubtful accounts as of December 31, 2018. Property and equipment Property and equipment are carried at the acquisition price paid by the Company, less accumulated depreciation. Depreciation is accounted for using the straight-line method over the lesser of the Purchase Power Agreement (“PPA”) term or the System’s useful life, whichever is shorter. The depreciable lives ranged from 16 to 20 years starting on the respective System’s commercial operating date. The salvage value is the expected fair value of the System at the end of the depreciation period. The salvage value shall be estimated at twenty percent (20%) of the purchase price, which is the fair market value at acquisition. Repairs and maintenance costs are expensed as incurred. Gains or losses related to retirements or disposition of property and equipment are recognized in the period incurred. Impairment of long-lived assets The Company evaluates its long-lived assets, such as property and equipment with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets, and significant negative industry or economic trends. The impairment evaluation includes a review of the initial model used for acquisition that includes estimated future undiscounted net cash flows expected to be generated by the assets over the useful lives to ensure the future undiscounted net cash flows is sufficient to recover the carrying value of the assets over the remaining estimated useful lives. An impairment loss in the amount by which the carrying value of the assets exceeds the fair value would be recorded if the cash flows are not greater than the carrying value. For the year ended December 31, 2018, the Company did not record any impairment charges because no impairment trigger events occurred. Income taxes The Company has elected to be taxed as a partnership. Accordingly, the taxable income or loss of the Company is reported in the tax returns of the Members and no provision for federal or state income taxes is reflected in the accompanying consolidated financial statements. Tax years since 2016 for federal and state income tax returns are open to examination from the Internal Revenue Service. Asset retirement obligations and asset removal agreement The Company's asset retirement obligations (ARO) relate to the Company's contractual obligations to retire the solar facilities under the terms of site lease agreements with the offtaker, or affiliates of the offtakers, of its PPAs. The land and roof leases require that, in addition to retirement of the solar facilities upon lease termination, the leased land or roof be restored to an agreed-upon condition. 7

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2018 (unaudited) On December 5, 2016, the Company entered into a System Removal Agreement with the Contractor, an affiliate of the Class C Member, requiring the Contractor to remove and administer the sale of the Systems at the Contractor’s expense (asset removal rights). This System Removal Agreement was entered in conjunction with an O&M agreement with the Contractor. The Company recorded the present value of the estimated obligations as they were incurred. Upon initial recognition of the Company's ARO, the carrying amount of the solar facilities was also increased. The asset retirement obligations are accreted to their future value at the expected time of retirement and the capitalized amount to solar facilities is depreciated over the estimated useful life. The Company periodically reviews the estimated ARO related to its contractual obligations to retire the solar facilities from the leased sites upon which the solar facilities were built. No adjustments to the ARO were made during the year ended December 31, 2018. The asset removal rights from the Contractor is computed in the same manner as the ARO and effectively offsets the impacts of the ARO on the related asset removal cost included in the carrying amount of the solar facilities, the related depreciation expense of that asset removal cost, and the ARO accretion expense. The Company has elected to present the ARO net of the equally offsetting asset removal rights from the Contractor in the balance sheet. The following table reflects the changes in the asset retirement obligation: Asset retirement obligation, beginning: $ 506,148 Liabilities incurred 48,494 Accretion expense 109,744 Asset retirement obligation, ending: $ 664,386 Revenue recognition The Company recognizes revenues from the sale of electricity under PPAs with various entities upon the delivery of power at pre-determined rates specified in each contract. The Company determined the PPAs do not meet the definition of a lease or derivative and are accounted for as executory contracts. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed, and collectability is reasonably assured. As such, revenue on executory contracts is recognized when the underlying physical transaction is completed. See Note 5 for further analysis of the PPAs. The Company recognizes revenue from the sale of Renewable Energy Credits (“RECs”) under Renewable Energy Credits (“REC”) contracts. The Company has elected an accounting policy to treat REC revenue as a form of output from the Systems. The Company has also elected to treat pre-determined pricing in its contracts as fixed prices. The Company has determined its long-term REC contracts do not meet the criteria to be defined as a lease or classified as a derivative. The Company recognizes revenues generated under the REC contracts when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed, and collectability is reasonably assured. Therefore, revenue is recognized from the sale of RECs upon the transfer of RECs to the buyer. The Company recognizes revenue from the California Solar Initiative (“CSI”) program upon the delivery of electricity. The Company has elected an accounting policy to treat revenue from the CSI program contracts as a government incentive and not as a form of output from the Systems. The Company recognizes revenues generated under the CSI program contracts when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed, and collectability is reasonably assured. Therefore, the Company recognizes revenue upon the delivery of electricity. 8

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2018 (unaudited) Sales tax The Company has elected not to report sales taxes in revenues. The sales taxes are reported as accrued expenses. Leases Rents payable under operating leases are charged to operations on a straight-line basis over the term of the relevant lease. The excess of straight-line rent expense over scheduled rent payments is recorded as deferred rent. For the year ended December 31, 2018, no deferred rent was recorded. Fair value of assets and liabilities The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amounts of cash, accounts receivable, unbilled receivable, prepaid expenses, and accrued liabilities approximate their respective fair values as of December 31, 2018. Recent accounting pronouncements In January 2017, the Financial Accounting Standards Board (“FASB”) issued an update to the standards to clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new guidance is effective for the Company no later than the first quarter of fiscal 2019 and requires a prospective approach to adoption. Early adoption is permitted. The Company is evaluating the potential impact of this standard on its consolidated financial statements and disclosures. In February 2016, the FASB issued an update to the standards to require lessees to recognize a lease liability and a right-of-use asset for all leases (lease terms of more than 12 months) at the commencement date. The new guidance is effective for the Company no later than the first quarter of fiscal 2020 and requires a modified retrospective approach to adoption. Early adoption is permitted. The Company is evaluating the potential impact of this standard on its consolidated financial statements and disclosures. In May 2014, the FASB issued a new revenue recognition standard based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB deferred the effective date of this standard for all entities by one year. The new revenue recognition standard becomes effective for the Company in the first quarter of fiscal 2019, and is to be applied retrospectively using one of two prescribed methods. The Company is evaluating the application method and impact on its consolidated financial statements and disclosures. Note 3 - Asset acquisition On April 26, 2018 and October 5, 2018, Helix Fund acquired 100% of the membership interest of the below ProjectCos from the Seller. The transaction included the acquisition of certain project contract rights, including PPAs and site leases. Pursuant to the PCA, Helix Fund paid an aggregate purchase price of $2,423,010 which was capitalized as part of property and equipment, net in the accompanying consolidated balance sheet. 9

Helix Fund I, LLC

Notes to Consolidated Financial Statements
December 31, 2018
(unaudited)

Helix Project III, LLC	$	2,423,010
Total asset acquisition	$	2,423,010

Note 4 - Property and equipment, net

Property and equipment, net consisted of the following as of December 31, 2018:

Property and equipment, cost	$	30,547,851
Accumulated depreciation		(2,186,434)
Property and equipment, net	$	28,361,417

Note 5 - Purchase power agreements

The ProjectCos have entered into PPAs with various third-party off-takers.

The terms of the PPAs range from 16 to 20 years starting on the respective System's commercial operation date. Throughout the term of the PPAs, the off-taker agrees to purchase all of the energy delivered by the Systems at rates specified in the PPA.

The PPAs with two of the off-takers permit the off-taker to purchase the System at fair market value on the specified anniversaries of the Commercial Operation Date as defined in the PPA terms. Upon expiration of the initial term, the PPAs permit the off-taker to extend the PPA at the fair market price for electricity generated by solar PV systems, purchase the System at fair market value, or require the ProjectCo to remove the System.

Note 6 - Related party transactions

Purchase and contribution agreement

On April 26, 2018, the Company amended and restated the PCA for the Members' contributions to Helix Fund to fund the acquisition of Helix Project III, LLC with SunPower Helix I, LLC, an affiliate of the Class C Member. See Note 1.

Management services

On December 5, 2016, Helix Fund entered into a Management Agreement with the Class C Member to provide asset management services to the Company. The Management Agreement was amended on April 26, 2018. The agreement will automatically renew for one-year terms unless written notice is provided. The services provided for each System and ProjectCo shall terminate upon expiration of the respective PPA or the date in which the ProjectCo is ceases to be a subsidiary of Helix Fund. During the year ended 2018, Helix Fund incurred and paid $32,029 of management fees.

Operations and maintenance services

On December 5, 2016, Helix Fund entered into an Operations and Maintenance ("O&M") Agreement with the Contractor, an affiliate of the Class C Member, to provide operation and maintenance services to the ProjectCos. The Company pays an annual fee up to $20,000 per system, which is payable in quarterly installments. The fee shall increase by two and a half percent (2.5%) annually. The term for each System commences on the Substantial Completion Date, as defined in the applicable Engineering, Procurement and Construction Agreement, and last for ten years. During the year ended 2018, Helix Fund incurred $193,400 of operations and maintenance fees.

10

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2018 (unaudited) Note 7 - Members’ equity Members’ contributions As of December 31, 2018, contributions made by the Members are as follows: December 05, 2016 $ 10,057,747 December 23, 2016 1,069,611 March 10, 2017 14,602,885 March 30, 2017 2,394,598 April 26, 2018 495,602 October 05, 2018 1,927,408 Total capital contributions $ 30,547,851 No further contributions are required from the Members unless all of the Members consent thereto in writing. In no circumstances shall the Class C Member be required or permitted to make any contributions. Profit and losses allocation Profit and losses are allocated using the provisions of the LLC Agreement. Accordingly, all items of Company income, gain, loss and deduction (or items thereof) shall be allocated among the Capital Accounts of the Class A and B Members as follows: (i) Profits and losses generated during the period of time commencing on the Effective Date and ending on December 31, 2024 (“Allocation Period 1”) shall be allocated 99% to the Class A Member and 1% to the Class B Member; (ii) Profits and losses generated during the period of time commencing on the day immediately following the last day of Allocation Period 1 and ending on December 31, 2025 (“Allocation Period 2”) shall be allocated 84.5% to the Class A Member and 15.5% to the Class B Member; provided that if the Placed In Service Date for a Project occurs during 2017, then the Members may agree to adjust profit and loss allocation percentages during Allocation Period 2, and (iii) Profits and losses generated during the period of time commencing on the day immediately following the last day of Allocation Period 2 (“Allocation Period 3”) shall be allocated 5% to the Class A Member and 95% with respect to the Class B Member. Items of Company deduction or loss shall be adjusted upon certain tax events. Beginning in 2023, the Class A Member shall be allocated sufficient income (but in no event, shall such allocation exceed 99% of the Company income) to reduce any deficit in such Class A Member’s capital account. The Class C Member was admitted to conduct administrative activities for the Company. No contributions were required as part of the agreement. As a result, there was no profit and loss allocation to the Class C Member. 11

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2018 (unaudited) Distributions Pursuant to the terms of the LLC Agreement, distributions of net cash flow from operations for each prior calendar quarter shall be made to the Members as follows: (i) Net Cash Flow attributable to the period commencing on the Effective Date and through the end of the PPA term of the ProjectCo shall be distributed to the Members as follows: (A) 98% to the Class B Member and (B) 2% to the Class A Member. (ii) Net Cash Flow attributable to the period commencing on the day after the PPA term of the ProjectCo shall be distributed to the Members as follows: (A) 55% to the Class B Members and (B) 45% to the Class A Members. As of December 31, 2018, distributions to the Class A Member and Class B Member totaled $62,897 and $3,090,659, respectively. As of December 31, 2018, $10,095 and $503,372 of distributions were payable to the Class A Member and Class B Member, respectively. The Class C Member was admitted to conduct administrative activities for the Company. No contributions were required as part of the agreement. As a result, there were no distributions to the Class C Member. Members’ equity allocation At December 31, 2018, consolidated members’ equity of $28,704,502 was allocated $13,274,583 to the Class A Member, $15,429,919 to the Class B Member, and $0 to the Class C Member. Note 8 - Concentration of credit risk The Company maintains cash with financial institutions. At times, these balances may exceed the federal insurance limits; however, the Company has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these balances for the year ended December 31, 2018. Note 9 - Concentration risks Approximately 51% of the Company’s total revenue is derived from PPAs for Macy’s Corporate Services, Inc., for the year ended December 31, 2018. Note 10 - Commitments and contingencies Site agreements The ProjectCos have entered into site agreements with the offtaker or affiliate of the offtaker of the property upon which the Systems are located. The site leases commence on the Effective Date of the site agreements and extend for 20 years or until the PPA expires. The base rent due to the landlord is de minimis. Environmental contingencies The Company reviews its obligations as they relate to compliance with environmental laws, including site restoration and remediation. During the year ended December 31, 2018, there were no known environmental contingencies that required the Company to recognize a liability. 12

Helix Fund I, LLC Notes to Consolidated Financial Statements December 31, 2018 (unaudited) Legal proceedings In the normal course of business, the Company may be notified of possible claims or assessments. The Company will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity. Note 11 - Subsequent events Events that occur after the balance sheet date but before the financial statements were available to be issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated the activity of the Company through March 26, 2019 (the date the financial statements were available to be issued) and concluded that except as noted below, no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements. On February 15, 2019, the PCA was amended and restated for the Members’ contributions to Helix Fund to fund the acquisition of Helix Project IV, LLC and inclusion of closing deliverables and conditions precedent with Helix Project IV, LLC. 13